Exhibit 4.1

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of December 31, 2009 (this “Second Supplemental Indenture”), is by and among CuraGen Corporation (the “CuraGen”), Celldex Therapeutics, Inc. (“Celldex”) and The Bank of New York Mellon (formerly, The Bank of New York), as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, CuraGen and Trustee have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified (including as modified by the Supplemental Indenture, as defined below), the “Indenture”), dated as of February 17, 2004, providing for the issuance of the Company’s 4.0% Convertible Subordinated Notes due 2011 (the “Securities”) and a supplemental indenture, dated September 30, 2009, by and between CuraGen, the Trustee and Celldex (the “Supplemental Indenture”);

WHEREAS, on October 1, 2009, CuraGen merged with and into Cottrell Merger Sub, Inc. (“Merger Sub”) and became a wholly owned subsidiary of Celldex pursuant to that certain Agreement and Plan of Merger, dated as of May 28, 2009 (the “Merger Agreement”), and, as a result,  each issued and outstanding share of common stock, par value $0.01 per share, of CuraGen outstanding immediately prior to the time at which the merger became effective was converted into the right to receive and became exchangeable in accordance with the Merger Agreement for, 0.2739 shares of common stock, par value $0.001 per share, of Celldex (the “Celldex Common Stock”);

WHEREAS, pursuant to Section 12.4 of the Indenture, as a condition to the consummation of the transactions contemplated by the Merger Agreement, CuraGen, the Trustee and Celldex executed the Supplemental Indenture providing for the Securities to be convertible into the kind and amount of shares of Celldex Common Stock, which Holders would have been entitled to receive upon the Effective Time had such Securities been converted into Common Stock immediately prior to the Effective Time; and providing for adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article XII of the Indenture;

WHEREAS, on December 16, 2009, the Board of Directors of Celldex resolved to effect the merger of CuraGen with and into Celldex, with Celldex continuing thereafter as the surviving corporation (the “Curagen Merger”);

WHEREAS, contemporaneously with the execution of this Second Supplemental Indenture, Celldex will file with the Secretary of State of the State of Delaware a certificate of ownership and merger as contemplated by Section 253(a) of the General Corporation Law of the State of Delaware (the “DGCL”) to consummate the CuraGen Merger; and

WHEREAS, pursuant to Section 11.1 of the Indenture, CuraGen may amend or supplement the Indenture in certain circumstances without notice to or consent of any Holder.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and ratable benefit of the Holders of the Securities, as follows:

1.             Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Amendment to Section 1.1 of the Indenture. Section 1.1 of the Indenture is hereby amended by inserting each of the following definitions in addition to the definitions, or in place of the corresponding definition of such term, as applicable, in the Indenture.

“Common Stock” means the common stock of the Company, par value $0.001 per share or any other shares of Equity Interest of the Company into which such Common Stock shall be reclassified or changed; provided, that after the consummation of any transaction referred to in Section 12.4, all references to “Common

Stock” shall, to the extent necessary to protect the interests of the Holders, become references to “Applicable Stock.”

“Company” means Celldex Therapeutics, Inc., a Delaware corporation, until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, means such successor.  The foregoing sentence shall likewise apply to any subsequent successor or successors to such successors.

“CuraGen Merger” means the merger of CuraGen with and into Celldex, with Celldex continuing thereafter as the surviving corporation.

“CuraGen Merger Effective Time” means the time at which the CuraGen Merger becomes effective under Delaware law pursuant to Section 253(a) of the DGCL.

The definition of the term “Parent” shall be deleted.

3.             General Amendments to Indenture.

(a)           All references to “Parent” in the Indenture shall be replaced with references to “the Company” and all references to “Parent’s” shall be replaced with references to “the Company’s”.

(b)           All references to “the Company or Parent”, “the Company or Parent, as applicable”, “the Company or Parent (as applicable)”, “the Company, Parent”, “Parent or the Company”, “Parent or Company”, “the Company or Parent, as the case may be”, “the Company and Parent”, and “the Company and Parent” shall be replaced with references to “the Company” only.

(c)           All references to “the Company’s or Parent’s”, “Parent’s or the Company’s” and “the Company’s and Parent’s” shall be replaced with references to the “Company’s” only.

3.             Amendments to Section 7.1 of the Indenture.  The words “Neither the Company nor Parent shall” at the beginning of Section 7.1 are hereby replaced with the words “The Company shall not”.

4.             Amendments of Section 14.9 of the Indenture.  Section 14.9 of the Indenture is hereby amended in its entirety to read as follows:

“Section 14.9. Governing Law; Submission to Jurisdiction; Service of Process.

This Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. The Company submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America, in each case located in the Borough of Manhattan, New York, New York over any suit, action or proceeding arising under or in connection with this Indenture or the transactions contemplated hereby or the Securities. The Company waives any objection that it may have to the venue of any suit, action or proceeding arising under or in connection with this Indenture or the transactions contemplated hereby or the Securities in the courts of the State of New York or the courts of the United States of America, in each case located in the Borough of Manhattan, New York, New York, or that such suit, action or proceeding brought in the courts of the State of New York or the courts of the United States of America, in each case located in the Borough of Manhattan, New York, New York, was brought in an inconvenient court and agrees not to plead or claim the same.

The Company agrees that service of all writs, process and summonses in any suit, action or proceeding arising under or in connection with this Indenture or the transactions contemplated thereby or the Securities against the Company in any court of the State of New York or any United States Federal court, in each case, sitting in the Borough of Manhattan, New York, New York, may be made upon Corporation Service Company at 80 State Street, Albany, New York 12207, whom the Company irrevocably appoints as its authorized agent for service of process. The Company represents and warrants that Corporation Service Company has agreed to act as the Company’s agent for service of process. The Company agrees that such appointment shall be irrevocable until the irrevocable appointment by the Company of a successor in New York, New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. The Company further agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. If Corporation Service Company shall cease to act as the agent for service of process for the Company, the Company shall appoint without delay, another such agent and provide prompt written notice to the Trustee of such appointment.”

5.             Amendments of Section 14.11 of the Indenture.  The first sentence of Section 14.11 of the Indenture is hereby replaced with the following sentence: “All agreements of the Company in this Indenture and the Securities shall bind the Company’s successor.”

6.             Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

7.             Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

8.             Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

9.             Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

10.           The Trustee. The Trustee makes no representation or warranty as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by CuraGen.

11.           The Trust Indenture Act.  This Second Supplemental Indenture is subject to the provisions of the TIA that are required to be a part of the Indenture and shall, to the extent applicable, be governed by such provisions.  If any provision in this Second Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included herein by any provision of the TIA, such required provision shall prevail.

12.           Separability Clause.  In case any provisions of this Second Supplemental Indenture, the Indenture or the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.           Effectiveness.  This Second Supplemental Indenture shall be deemed effective upon the occurrence of the CuraGen Merger Effective Time.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Second Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

CELLDEX THERAPEUTICS, INC.

By:	/s/ Anthony S. Marucci
Name: Anthony S. Marucci
Title: President & CEO

CURAGEN CORPORATION

By:	/s/ Anthony S. Marucci
Name: Anthony S. Marucci
Title: President

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Associate